EXHIBIT 10.1


Shenzhen Branch of Yankuang Group, Co., Ltd


                Agreement of Intent for Biosphere System Project

     THIS AGREEMENT is made and entered into as of 21 day_ of 2005 by and between Biosphere Development Corp, the subsidiary of Global Environmental Corp, (hereinafter referred to as Part A), Shenzhen Rayes Group Co. Ltd (hereinafter referred to as Part B), and Shenzhen Branch of Yankuang Group Co Ltd (hereinafter referred to as Part C)

                                    RECITALS;

1. Biosphere Development Corp., the subsidiary of Global Environmental Energy Corp (Part A) owns and patents The Biosphere Process System(TM) (System), a revolutionary micro power generation system which recovers, recycles and reuses natural resources by efficiently diverting 100 percent of municipal solid waste
(MSW) away from landfill and standard methods of gasifying, The system can be powered with all manner of traditional fossil fuels(oil, gas & coal) or with a wide range at waste materials, agricultural, industrial, medical and municipal solid waste streams.

2. With the high-speed developing of China's economy, municipal solid (MSW) in China increased dramatically in the decade. China's central government has regarded MSW processing, MSW recycling and reusing, and environmental emission control as the most important issue of the whole country. In MSW processing area, China marketing is a new and huge with very big business opportunity in the future 5 years. Based upon the information which Global Environmental Energy Corporation provides, Shenzhen Rayes Group (Part B) and Shenzhen Branch of Yankuang Group Co, Ltd (Part C) have researched on marketing status of China MSW gasification industry., and results that developing The Biosphere Process System(TM) in China will bring both social and economic benefits for each part through Part B arid Part C's the investment channel and marketing distribution network.


     NOW THEREFOR, by abundant communication among three parts, Part A, Part n and Part C would like to formally identify the following cooperation intention of The Biosphere Process System(TM) project:

1. The Part B and the Part C, would like to establish joint venture Company with exclusive dealership of Part A. in China.

2. The Part B and the Part C, would like to register two new companies to operate joint venture Biosphere projects in China. One of these new joint venture companies will be an operating company, responsible for plant management, marketing and development. The second new joint venture company will be an investment company, responsible for financing investment and the development of relationship with the government of China.

3. The Part B and the Part C sincerely desire to develop the implementation of The Biosphere Systems project in China, and to reach the fallowing marketing goals together:


     a. On or before August 2005; the Part B and the Part C will select I -3 Cities in which to establish Biosphere Systems using MSW as the primary feedstock, on or before Aug 2005, we propose that we focus on cities of Shenzhen, Yantai and Guilin


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     b.   On for or before  February  2006;  the Part B and the Part (will build and deploy 20-30 Biosphere Systems using tires, waste oiled water, waste water, coal and bio-mass as feedstock in China's main capital cities.
     c. Between 2005 and 2008: the Part B and the Part C will deploy 300 systems in China's middle cities.
     d. Between 2008 and 2010: the Part B and the Part C will 1 ,000 systems in China's small cities and towns.

4. Part A, Part B and Part C would like to sign confidential contract in the further step, and start to discuss China marketing strategies, marketing research, business plan, China's MSW processing solution and technical analysis together under the restraint of confidential contact.

5. In order to start The Biosphere Process System(TM) project quickly, Part A, Part B and Part C would like to formally identify the following work schedule and time table;

     a. On or before February 2005 1 each part will communicate deeply on The Biosphere Process System(TM) workflow chart, technical data, system features, and will work out China marketing solution, business plan and marketing protection plan (referred to related exclusive authority) combining with the current status of China's MSW.
     b. On or before March 2005: Part B and Part C wish to get on-site visit permission of The Biosphere Process System(TM) factory which operates currently from Part A. Each part will negotiate the detailed items about exclusive authority contract in person after visit. The Biosphere Process System(TM) factory. At the same time, the Part B and Part C will register the new joint venture company in China. c. On or before April 2005: Part A and the new joint, venture company will sign final exclusive authority contract and related work Schedule, and launch The Biosphere Process System project in China formally.

     IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be executed by their duly authorized representatives as of the day and the year first set forth above.


For and on behalf of Biosphere Development Corp.


/s/ Dr. C. A, McCormack President
Dr. C. A, McCormack President
Chief Executive Officer
Biosphere Development Corp. Date: January 21, 2005



For and on behalf of Shenzhen Branch of Yankuang Group Co Ltd

/s/ Mr. Changyou Wang
Mr. Changyou Wang
Shenzhen Branch 0f Yankuang Group Co Ltd.  Date: January 21, 2005



For and on behalf of Shenzhen Rayes Group Co Ltd

/s/ Mr. Ximei Hunang
Mr. Ximei Hunang Chairman of the Board
Shenzhen Rayes Group Co Ltd.  Date: January 21, 2005